Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson (972) 580-6360 (office) Brent.Anderson@meritagehomes.com

Meritage Homes Reports Fourth Quarter 2011 Gains in Orders,

Closings, Revenue, Backlog and Home Closing Margins

SCOTTSDALE, Ariz., Jan. 31, 2012 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the period ended December 31, 2011, posting increases over the prior year’s fourth quarter sales, closings, backlog, revenue and home closing margins.

Summary Operating Results (unaudited)

(Dollars in thousands, except per share amounts)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,			Full year Ended December 31,
	2011	2010	%Chg	2011	2010	%Chg
Homes closed (units)	894	837	7%	3,268	3,700	-12%
Home closing revenue	$245,730	$214,616	14%	$860,884	$940,406	-8%

Sales orders (units)	749	713	5%	3,405	3,383	1%
Sales order value	$206,061	$174,021	18%	$907,922	$854,687	6%

Ending backlog (units)				915	778	18%
Ending backlog value				$248,854	$201,816	23%

Net (loss)/income– incl. impairments	$(11,774)	$(895)	n/m	$(21,106)	$7,150	n/m
Adjusted pre-tax income/(loss) —excl. impairments and loss on early extinguishment of debt	$2,267	$(311)	n/m	$(4,204)	$12,684	n/m
Diluted EPS (including impairments)	$(0.36)	$(0.03)	n/m	$(0.65)	$0.22	n/m

*	Adjusted pre-tax income/(loss) excludes impairments: See non-GAAP reconciliations of net (loss)/income to adjusted pre-tax (loss)/income on “Operating Results” statement.

ADDITIONAL FOURTH QUARTER 2011 SELECTED RESULTS:

•	Net loss of $11.8M included $13.9M of asset impairments, primarily due to wind-down of Las Vegas operations; net loss of $0.9M in 2010 included $5.1M asset impairments and $4.5M net tax benefit

•	Home closing gross margin improved to 16.0%, or 18.8% before impairments, over fourth quarter 2010 gross margin of 15.8%, or 18.1% before impairments

•	Gross profit before impairments on homes closed grew 18% to $46.1M from $38.9M in the prior year

•	Opened 19 new communities, including three in new Raleigh division, increasing total active communities to 157 at December 31, 2011 from 151 at December 31, 2010

ADDITIONAL FULL YEAR 2011 SELECTED RESULTS:

•	Net loss of $21.1M included $16.2M of asset impairments; net income of $7.2M in 2010 included $6.7M asset impairments, $3.5M loss on early extinguishment of debt and $4.7M net tax benefit

•	Completed the year with $333M cash and short-term investments, no short-term debt and 35.8% net debt to capital ratio

MANAGEMENT COMMENTS

“We finished 2011 on a positive note by posting gains across many of our key operating metrics for the fourth quarter, including closings, revenue, sales, backlog, home closing gross margins and our total number of active communities,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “This was our third consecutive quarter of year-over-year increases in sales. It was also our second year to achieve an increase in fourth quarter sales, after being the only public homebuilder to report sales gains in the fourth quarter of 2010. Our fourth quarter orders were up 15% in 2010, while other builders were down an average of 19%, which made for a more difficult year-over-year comparison. It was also encouraging that December was our strongest month of the quarter, and our comparisons to 2010 got progressively better throughout the quarter.

“Although we reported a net loss for the quarter due to asset impairments, primarily related to our winding down of operations in Las Vegas, we increased our home closing gross profit and margins, both before and after impairments,” said Mr. Hilton. “We are continuing to focus on top line growth as well as margin improvement, while controlling our overhead expenses, to drive greater profitability and improved returns for our shareholders.”

SALES

Fourth quarter 2011 net order value increased 18% as a result of 5% more homes sold and a 13% increase in average selling prices. Total fourth quarter orders increased over 2010 due to a 2% increase in average active community count and a 4% increase in average sales per community to 4.9 in 2011 compared to 4.7 in 2010.

The increase in active communities included Meritage’s first three communities opened in Raleigh during the fourth quarter of 2011, which contributed 24 sales in the quarter.

Florida, California and Arizona posted the largest increases in 2011 fourth quarter sales over 2010, due to increases in both the number of communities open for sale and higher sales per community in Florida and California.

Full year orders increased 1% and combined with a 6% increase in average selling price to drive a 6% increase in total order value for 2011 over 2010. The gains were in Florida, Colorado and California, in addition to the new North Carolina market in 2011.

The total value of orders in backlog at year-end 2011 increased by 23% over the prior year.

FOURTH QUARTER RESULTS

Fourth quarter 2011 home closing revenue increased 14% over 2010 due to 7% increases in both closing volume and average prices. The average closing price increased to $275,000 in the fourth quarter of 2011, from $256,000 in 2010. Higher average prices in 2011 primarily reflected a shift in geographic mix, with a greater portion of closings in California, Arizona, Colorado and Florida, where home prices are generally higher, and a smaller portion in Texas, where home prices are generally lower.

Home closing gross margins improved to 16.0% in 2011 from 15.8% in 2010, including impairments; or to 18.8% from 18.1%, respectively, excluding impairments.

Home closing gross profit increased 16% to $39.4 million in the fourth quarter of 2011 from $34.0 million in the prior year, due to greater closing revenue and expanded margins on closings. Home closing cost of sales included $6.7 million of impairments in the fourth quarter of 2011, of which $3.3 million related to Las Vegas communities in which Meritage intends to continue to build homes. Land closing gross loss included another $5.9 million of impairments related to vacant lots in Las Vegas that the company plans to sell. Fourth quarter 2010 home closing gross profit included $4.9 million of impairments, by comparison.

Meritage reported a net loss of $11.8 million or $0.36 per diluted share in the fourth quarter of 2011, compared to a net loss of $0.9 million or $0.03 per diluted share in the fourth quarter of 2010. The loss in 2011 included $13.9 million of impairments, primarily due to $9.2 million total charges related to the wind down of operations in Las Vegas, as well as a $0.8 million loss from the sale of the only two golf courses the company owned, both in Arizona active adult communities. The 2010 net loss of $0.9 million included $5.1 million of impairments, partially offset by a $4.5 million net tax benefit. Excluding those items, Meritage generated pre-tax income of $2.3 million compared to a pre-tax loss of $311,000 in the prior year.

FULL YEAR OPERATING RESULTS

2011 annual home closing revenue decreased $79.5 million, or 8%, from 2010, due to 12% fewer homes closed, partially offset by a 4% increase in average closing prices, at $263,000 in 2011 compared to $254,000 in 2010. The increase in average closing prices reflected a greater percentage of closings in move-up communities and a mix shift from Texas markets to higher-priced Colorado and Florida markets.

Home closing gross margins were 17.1% in 2011 and 17.8% in 2010, including $8.9 million and $6.4 million of impairments, respectively; or 18.2% in 2011 and 18.5% in 2010, excluding impairments. In addition to larger impairments in 2011, lower margins were reflective of relatively weaker market conditions earlier in 2011, as compared to 2010 when the home buyer tax credit was in place during the first half of the year. Home closing gross profit of $147.4 million was 12% lower than 2010 gross profit of $167.5 million.

Meritage reported a net loss of $21.1 million or $0.65 per share for 2011, which included $16.2 million of asset impairments, compared to net income of $7.2 million or $0.22 per diluted share in 2010, which included $6.7 million in real estate-related impairment charges and a $3.5 million loss on extinguishment of debt, partially offset by a $4.7 million net tax benefit.

BALANCE SHEET

Meritage maintained its strong balance sheet, ending the year with $333.2 million of cash, no near-term maturities and a net debt to capital ratio of 35.8% at December 31, 2011, compared to 27.9% at December 31, 2010. The $79.5 million decrease in total cash and securities during 2011 was primarily converted into real estate inventory, which increased $76.5 million during 2011, including a $32.4 million increase in lot inventory and a $27.5 million increase in homes under construction or completed.

The company spent a total of $192.9 million on lot purchases and an additional $53.7 million on land development during 2011. Meritage acquired control of approximately 5,500 new lots in 94 communities during 2011, most of which replaced lots that were used in homebuilding operations during the year.

At December 31, 2011, Meritage controlled 16,722 lots representing approximately 5.1 years supply, based on trailing twelve months closings, compared to a total of 15,224 lots or 4.1 years lot supply at December 31, 2010. Meritage owned approximately 83% of its total lots under control at year-end 2011, consistent with 85% in 2010.

SUMMARY

Considering that 2011 turned out to be another tough year for the overall economy and homebuilding, we are pleased to have completed the year with positive trends in most of our operating metrics, while posting only a modest loss for the year before impairments. I’m also pleased with the progress we made on our strategic initiatives during the year, including our expansion into the promising Raleigh market, and our decision to wind down operations in the struggling Las Vegas market. While that decision was difficult, we believe it was the right one, considering the prolonged economic issues facing that market. We continued to lead the industry by incorporating advanced building technologies into the design of our homes, delivering better value to our home buyers through greater energy efficiency and comfort. And we made strategic investments in marketing and operations that I am confident will pay dividends for years to come.

“As we begin 2012, we are focused on prudently growing our community count, home closings and related revenue, increasing our margins and keeping overhead costs in check. Considering that we’re entering the year with a larger backlog than we had last year, and have recently added new divisions in Raleigh and Tampa, I am confident we can grow our sales, revenue and earnings in 2012,” said Mr. Hilton.

CONFERENCE CALL

Management will host a conference call to discuss their results at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) today. The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-317-6789 and the conference number is 10008536. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available for fifteen days, beginning at 12:00 p.m. ET on January 31, 2012 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10008536. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Full year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating results
Home closing revenue	$245,730	$214,616	$860,884	$940,406
Land closing revenue	260	28	360	1,250

Total closing revenue	245,990	214,644	861,244	941,656

Home closing gross profit (1)	39,411	34,001	147,448	167,456
Land closing gross (loss)/profit (1)	(6,222)	(18)	(6,340)	240

Total closing gross profit	33,189	33,983	141,108	167,696

Commissions and other sales costs	(21,036)	(18,346)	(74,912)	(76,798)
General and administrative expenses	(17,602)	(12,684)	(64,184)	(59,784)
Interest expense	(7,363)	(8,449)	(30,399)	(33,722)
Loss on extinguishment of debt	—	—	—	(3,454)
Other income, net	1,208	77	8,011	8,546

(Loss)/earnings before income taxes	(11,604)	(5,419)	(20,376)	2,484
(Provision)/benefit for income taxes	(170)	4,524	(730)	4,666

Net (loss)/income	$(11,774)	$(895)	$(21,106)	$7,150

Earnings/(loss) per share

Basic:
(Loss)/earnings per share	$(0.36)	$(0.03)	$(0.65)	$0.22
Weighted average shares outstanding	32,452	32,127	32,382	32,060

Diluted:
(Loss)/earnings per share	$(0.36)	$(0.03)	$(0.65)	$0.22
Weighted average shares outstanding	32,452	32,127	32,382	32,322

Non-GAAP Reconciliations:
Home closing gross profit	$39,411	$34,001	$147,448	$167,456
Add Real estate-related impairments:	6,696	4,908	8,870	6,434

Adjusted home closing gross profit	$46,107	$38,909	$156,318	$173,890

(Loss)/income before income taxes	$(11,604)	$(5,419)	$(20,376)	$2,484
Add: Real estate-related and joint venture impairments:
Terminated lot options and land sales	8,994	1,047	9,221	1,047
Impaired projects	4,029	3,878	6,103	5,404
Joint venture impairments	—	183	—	295
Fixed asset impairments	848	—	848	—
Loss on early extinguishment of debt	—	—	—	3,454

Adjusted income/(loss) before income taxes	$2,267	$(311)	$(4,204)	$12,684

(1)	Home closing gross profit and land closing gross profit for both the 2011 year and quarter periods include impairments related to the wind-down of operations in Las Vegas in the amounts of $3.3 million and $5.9 million, respectively.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$173,612	$103,953
Investments and securities	147,429	299,345
Restricted cash	12,146	9,344
Other receivables	14,932	20,835
Real estate (1)	815,425	738,928
Investments in unconsolidated entities	11,088	10,987
Deposits on real estate under option or contract	15,208	10,359
Other assets	31,538	31,187

Total assets	$1,221,378	$1,224,938

Liabilities:
Accounts payable, accrued liabilities, home sale deposits and other liabilities	$126,057	$119,163
Senior notes	480,534	479,905
Senior subordinated notes	125,875	125,875

Total liabilities	732,466	724,943
Total equity	488,912	499,995

Total liabilities and equity	$1,221,378	$1,224,938

(1) Real estate – Allocated costs:
Homes under contract under construction	$101,445	$97,002
Unsold homes, completed and under construction	97,246	87,011
Model homes	49,892	37,027
Finished homesites and homesites under development	467,867	435,473
Land held for development	69,067	59,692
Land held for sale	29,908	22,723

Total allocated costs	$815,425	$738,928

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	September 30,	September 30,	September 30,	September 30,
	As of and for the Three Months Ended December 31,		As of and for the Full Year Ended December 31,
	2011	2010	2011	2010
Interest amortized to cost of sales and interest expense	10,153	10,805	40,262	45,733
Depreciation and amortization	1,911	1,835	7,178	7,974

	September 30,	September 30,
	2011	2010
Net debt-to-capital:
Notes payable and other borrowings	$606,409	$605,780
Less: cash and cash equivalents, restricted cash, and investments and securities	(333,187)	(412,642)

Net debt	273,222	193,138
Stockholders’ equity	488,912	499,995

Capital	762,134	693,133
Net debt-to-capital	35.8%	27.9%

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Full year Ended December 31,
	2011	2010	2011	2010
Net (loss)/income	$(11,774)	$(895)	$(21,106)	$7,150
Loss on early extinguishment of debt	—	—	—	3,454
Real-estate related impairments	13,023	4,925	15,324	6,451
Equity in earnings from JVs (including impairments) and distributions of JV earnings, net	(30)	616	648	2,020
(Increase)/decrease in real estate and deposits, net	(31,851)	1,957	(95,697)	(69,964)
Other operating activities	7,709	(12,215)	26,695	83,440

Net cash (used in)/provided by operating activities	(22,923)	(5,612)	(74,136)	32,551

Net payments to purchase investments and securities	41,600	(33,953)	151,704	(174,449)
(Payments)/distribution to fund restricted cash	(1,037)	(396)	(2,802)	7,004
Other investing activities	(1,914)	(1,702)	(7,720)	(7,070)

Cash provided by/(used in) investing activities	38,649	(36,051)	141,182	(174,515)

Proceeds from issuance of new debt	—	—	—	195,134
Debt issuance cost	—	—	—	(3,067)
Repayments of senior notes	—	—	—	(197,543)

Proceeds from issuance of common, stock, net	782	292	2,613	2,062

Net cash provided by/(used in) financing activities	782	292	2,613	(3,414)

Net increase/(decrease) in cash	16,508	(41,371)	69,659	(145,378)
Beginning cash and cash equivalents	157,104	145,324	103,953	249,331

Ending cash and cash equivalents (1)	$173,612	$103,953	$173,612	$103,953

(1)	Ending cash and cash equivalents balances at December 31 exclude investments and securities of $147 million and restricted cash of $12 million in 2011, and $299 million and $9 million, respectively, in 2010.

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	For the Three Months Ended December 31,
	2011		2010
	Homes	Value	Homes	Value
Homes Closed:
California	127	$42,389	94	$32,696
Nevada	10	2,233	16	3,378

West Region	137	44,622	110	36,074

Arizona	176	50,028	152	36,970
Texas	391	92,742	450	105,205
Colorado	83	27,338	52	16,099

Central Region	650	170,108	654	158,274

North Carolina	—	—	—	—
Florida	107	31,000	73	20,268

East Region	107	31,000	73	20,268

Total	894	$245,730	837	$214,616

Homes Ordered:
California	99	$33,813	61	$20,011
Nevada	1	228	20	4,053

West Region	100	34,041	81	24,064

Arizona	128	34,918	118	29,244
Texas	341	80,279	401	87,258
Colorado	55	18,279	57	17,425

Central Region	524	133,476	576	133,927

North Carolina	24	8,616	—	—
Florida	101	29,928	56	16,030

East Region	125	38,544	56	16,030

Total	749	$206,061	713	$174,021

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	For the Full year Ended December 31,
	2011		2010
	Homes	Value	Homes	Value

Homes Closed:
California	355	$120,319	417	$147,194
Nevada	59	12,593	81	16,006

West Region	414	132,912	498	163,200

Arizona	594	150,258	700	156,117
Texas	1,660	395,278	2,028	487,797
Colorado	258	83,095	162	48,820

Central Region	2,512	628,631	2,890	692,734

North Carolina	—	—	—	—
Florida	342	99,341	312	84,472

East Region	342	99,341	312	84,472

Total	3,268	$860,884	3,700	$940,406

Homes Ordered:
California	392	$132,672	373	$128,167
Nevada	52	11,300	79	15,704

West Region	444	143,972	452	143,871

Arizona	627	163,510	678	155,987
Texas	1,593	377,165	1,776	417,840
Colorado	276	89,624	175	54,328

Central Region	2,496	630,299	2,629	628,155

North Carolina	24	8,616	—	—
Florida	441	125,035	302	82,661

East Region	465	133,651	302	82,661

Total	3,405	$907,922	3,383	$854,687

Order Backlog:
California	82	$27,648	45	$15,295
Nevada	5	1,076	12	2,369

West Region	87	28,724	57	17,664

Arizona	158	45,232	125	31,980
Texas	396	93,494	463	111,607
Colorado	70	23,493	52	16,964

Central Region	624	162,219	640	160,551

North Carolina	24	8,616	—	—
Florida	180	49,295	81	23,601

East Region	204	57,911	81	23,601

Total	915	$248,854	778	$201,816

Meritage Homes Corporation and Subsidiaries

Operating Data

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010
	Beg.	End	Beg.	End
Active Communities:
California	22	20	13	14
Nevada	3	2	5	4

West Region	25	22	18	18

Arizona	37	37	32	32
Texas	65	67	82	82
Colorado	9	10	8	9

Central Region	111	114	122	123

North Carolina	—	3	—	—
Florida	13	18	10	10

East Region	13	21	10	10

Total	149	157	150	151

	September 30,	September 30,	September 30,	September 30,
	Full year Ended December 31, 2011		Full year Ended December 31, 2010
	Beg.	End	Beg.	End
Active Communities:
California	14	20	7	14
Nevada	4	2	6	4

West Region	18	22	13	18

Arizona	32	37	26	32
Texas	82	67	98	82
Colorado	9	10	6	9

Central Region	123	114	130	123

North Carolina	—	3	—	—
Florida	10	18	10	10

East Region	10	21	10	10

Total	151	157	153	151

ABOUT MERITAGE HOMES CORPORATION

Meritage Homes is one of the top 10 homebuilders in the United States based on homes closed. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of December 31, 2011, the Company had 157 actively selling communities in 13 metropolitan areas, including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando, Raleigh and the East Bay/Central Valley and Southern California. Meritage also announced its expansion into the Tampa, Florida market in December 2011.

Meritage has designed and built more than 70,000 homes in its 26-year history, and has a reputation for its distinctive style, quality construction and positive customer experience. In 2010, Meritage launched its new Simply Smart Series™ of homes and its 99-day guaranteed completion program in certain communities. Meritage was the first large national homebuilder to be 100 percent ENERGY STAR® qualified in every home started since January 1, 2010.

Meritage Homes is listed on the NYSE under the symbol MTH.

For more information about the Company, visit http://investors.meritagehomes.com.

Click here to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management’s belief that the Company will grow its community count, sales, home closings, revenue and earnings in 2012; increase home closing margins and keep overhead costs in check; and that its strategic investments in marketing and operations will benefit future years.

Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by Meritage’s independent registered public accounting firm, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower sales absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2010 under the caption “Risk Factors,” and updated in our recent Quarterly Reports on Form 10-Q, all of which can be found on our website.

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